Exhibit 17.5

From: Claire Byrne <byrnecb@hotmail.com>
Sent: Thursday, April 14, 2022 7:34:29 PM
To: Brian Payne <brian@cenbiotechinc.com>
Subject: Resignation

Brian

Effective immediately, I hereby resign as Director of Cen Biotech Inc.  I no longer hold any positions with the company.

Joseph Byrne

Director – Cen Biotech Inc.